Exhibit 23.1

CONSENT OF INDEPENDENT ACCOUNTANTS

We consent to the inclusion in this registration statement on Form S-8 to be filed on or about December 19, 1997 of our report dated September 22, 1997, on our audits of the financial statements and financial statement schedule of Micron Electronics, Inc., as of August 28, 1997 and August 29, 1996, and for each of the three years in the period ended August 28, 1997.


/s/ Coopers & Lybrand L.L.P.


Boise, Idaho
December 19, 1997